UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2012

iGlue, Inc.

(Exact name of Registrant as specified in its charter)

Nevada	333-60880	73-1602395
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

1078 Budapest

Marek Jozsef utca 35

Hungary

(Address of Principal Executive Offices)

+36-1-786-9783

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

iGlue, Inc. formerly known as Hardwired Interactive, Inc. (the “Company”) entered into subscription agreements (the “Subscription Agreements”) with 4 accredited investors (the “Subscribers”) for the issuance and sale of an aggregate of 423,490 shares in the Company’s common stock, par value $0.001 per share (the “Common Stock”) for an aggregate purchase price of $1.00 per share (the “Private Placement”).

The issuance of the securities is discussed more fully in Section 3.02 of this Current Report on Form 8-K. The information therein is hereby incorporated in this Section 1.01 by reference.

Item 3.02 Unregistered Sale of Equity Securities

On February 10, 2012, the Company completed the first round of its Private Placement offering. At the closing, the Company issued and sold an aggregate of 423,490 shares to 4 accredited investors at a purchase price of $1.00 per share receiving proceeds of $423,490. The Company intends to use the proceeds of the Private Placement for general corporate purposes, including general and administrative expenses. The closing occurred following the satisfaction of customary closing conditions.

The subscription agreement contains representations and warranties that the parties made to, and solely for the benefit of, the other in the context of all of the terms and conditions of that agreement and in the context of the specific relationship between the parties. The provisions of the subscription agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreements, and are not intended as documents for investors and the public to obtain factual information about the current state of affairs of the parties to those documents and their agreements.

These securities were not registered under the Securities Act of 1933, as amended (the “Securities Act”), but qualified for exemption under Section 4(2) of the Securities Act. The securities were exempt from registration under Section 4(2) of the Securities Act because the issuance of such securities by the Company did not involve a “public offering,” as defined in Section 4(2) of the Securities Act, due to the insubstantial number of persons involved in the transaction, size of the offering, manner of the offering and number of securities offered. The Company did not undertake an offering in which it sold a high number of securities to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) of the Securities Act since they agreed to, and received, share certificates bearing a legend stating that such securities are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, the Company has met the requirements to qualify for exemption under Section 4(2) of the Securities Act.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer

On February 12, 2012, the board of directors of the Company appointed Zoltán Bűdy as the Company’s Chief Financial Officer.  At this time the Company has not entered into an employment agreement with Mr. Bűdy.

Below is a description of Mr. Bűdy’s relevant business experience:

Zoltán Bűdy, age 42, Chief Financial Officer

Mr. Bűdy is currently the Company’s Chief Financial Officer. In this role, Mr. Bűdy has management oversight and responsibility over all financial functions and capital resources of the Company, including corporate finance, project finance, corporate accounting, reporting and risk management. Prior to joining the Company, since 2007, Mr. Bűdy has been the Partner and Managing Director of RIBZ Consulting, a professional advisory firm. In this role, Mr. Bűdy is responsible for providing financial management and accounting support to a diverse range of international businesses. From 2002 to 2007, Mr. Bűdy served as the Chief Internal Auditor and Financial Manager of E.On Group, Bulgaria, an international private electricity distribution company. In this role, Mr. Bűdy was responsible for establishing audit functions, reporting on the adequacy and effectiveness of internal controls and the implementation of financial reporting standards. In 2005, Mr. Bűdy received his certificate from the Association of Chartered Certified Accountants. In 1993 Mr. Bűdy received a B.A. in International Accounting from Webster University in St. Louis, Missouri.

Employment Agreement

As previously disclosed above, the Company has not entered into an employment agreement with Mr. Bűdy. The Company intends to enter into employment agreements with our executive officers as we expand our business operations.

Family Relationships

There is no family relationship between Mr. Bűdy and any of the Company’s officers or directors.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

Item 5.03.   Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Amendment to Articles of Incorporation

On February 12, 2012, the board of directors of the Company and the stockholders holding in the aggregate a majority of the outstanding capital stock of the Company entitled to vote (the “Majority”), approved by written consent the change in the name of the Company from “Hardwired Interactive, Inc.” to “iGlue, Inc.” (the “Name Change”).

After receiving the consent of the Board and the Majority, the Company filed the Amended and Restated Certificate of Incorporation (the “Amended Certificate”) with the Secretary of State of the State of Nevada to reflect the Name Change.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iGlue, Inc.

Date: February 16, 2012	By:	/s/ Peter Vasko
Name: Peter Vasko
Title: Chief Executive Officer